Exhibit 23.6

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement of Orthofix Medical Inc. on Form S-4 (the “Registration Statement”) of our report dated July 28, 2021, related to the consolidated financial statements of 7D Surgical Inc. as at and for the year ended March 31, 2021, which appears in SeaSpine Holdings Corporation’s current report on Form 8-K/A filed on July 28, 2021. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ BDO Canada LLP

BDO Canada LLP

Oakville, Ontario

November 7, 2022